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                                   Exhibit 3.7

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                  ADDENDUM TO CONTRACT FOR CONSULTING SERVICES
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THIS AGREEMENT dated the 18th day of June, 1999.

BY AND BETWEEN:

          ISEE3D INC. (formerly INTERNATIONAL TELEPRESENCE (CANADA) INC.), a Corporation incorporated under the laws of Canada.

          (hereinafter referred to as the "Corporation")

                                                               OF THE FIRST PART

                                       AND

          LIROJEN ENTERPRISES LTD., a Corporation, duly incorporated under the laws of Canada.

          (hereinafter referred to as the "Contractor")

                                                              OF THE SECOND PART

                                       AND

          MORDEN C. LAZARUS, of the City and District of Montreal, in the Province of Quebec.

          (hereinafter referred to as the "Guarantor")

                                                               OF THE THIRD PART



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                                      -2-



         WHEREAS the parties hereto wish to clarify and amend the provisions of Sub-Paragraph (b) of Paragraph 4 of the "Contract for Consulting Services" dated April 1st, 1999 (the Agreement);

         NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

1. PREAMBLE

          That the preamble herein recited above shall form an integral part of the present "Addendum to Contract for Consulting Services";

2. REMUNERATION

          That Sub-Paragraph (b) of Paragraph 4 be amended so as to read as follows:

          (b) Subject to regulatory approvals and to any required shareholders approval, the Corporation shall permit the Contractor to participate in its share option plan and in any share purchase plan, retirement plan or similar plan offered by the Corporation from time to time to its service providers or employees, in the manner and to the extent authorized by the Board of Directors. The Corporation shall grant the Contractor Three Hundred Thousand (300,000) options on April 1st, 1999, such that they shall vest immediately. It is further understood and agreed that the Corporation shall grant the Contractor an additional Three

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                                      -3-



                  Hundred Thousand (300,000) options on July 1st, 1999 and on July 1st of any subsequent year (the "July Options) during the term of this Agreement or any agreed extension hereof, subject to the Contractor continuing to provide its services hereunder.

3. ENTIRE AGREEMENT

          That all of the other conditions contained in the Agreement shall continue to remain in full force and effect;


4. LANGUAGE

          The parties hereto acknowledge that they have requested and are satisfied that the foregoing and all related documents be drawn up in the English language;

          Les parties aux presentes reconnaissent qu'elles ont exige que ce qui precede et tous documents qui s'y rattache soient rediges et executes en anglais et s'en declarent satisfaits.



IN WITNESS WHEROF, THE PARTIES HERETO HAVE EXECUTED AND DATED THIS AGREEMENT AS OF THE DATE FIRST HEREINABOVE MENTIONED.


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                                      -4-




                                    ISEE3D INC. (formerly INTERNATIONAL
                                    TELEPRESENCE (CANADA) INC.)


                                    Per:
                                            ----------------------------
                                            FERNAND LALONDE, Q.C.


                                    LIROJEN ENTERPRISES LTD.


                                    Per:
                                            ----------------------------
                                            MORDEN C. LAZARUS

                                            ----------------------------
                                            MORDEN C. LAZARUS



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WITNESS